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EXHIBIT 99.1

November 1, 2005

Dear Stellar Technologies Shareholder,

The recent share movement of our stock has definitely gotten our attention and we know it's gotten that of most of our investors' from phone calls, faxes and emails. We've seen some strong sell volume which never helps share price. We can't pin-point any exact reason why the stock sold off, other then it's been a rough few months for most of the micro-caps and we are somewhat late in filing our year-end audited statements. We changed auditing firms this past summer, which definitely slowed our progress in getting information out to the markets.

We do anticipate an increase in revenues for this past year-end financials. We should be able to update you with specific figures within a matter of days.

We've recently participated in the Gartner Information Technology Trade Show and Symposium in Orlando, Florida. The audience and visitors to our booth were very interested in our services and their response was quite positive. Our new products and services are also expanding our offering to both small and enterprise companies.

We look forward to updating you with much more detailed information within the next few days but felt it was important to address the recent share price movement.